SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): November 12, 1999



                           NEBRASKA BOOK COMPANY, INC.
             (Exact name of registrant as specified in its charter)



     KANSAS                             333-48221              47-0549819
(State or other jurisdiction of       (Commission            I.R.S. Employer
incorporation or organization)         File Number)        Identification No.)



                             4700 SOUTH 19TH STREET
                             LINCOLN, NE 68501-0529
                    (Address of Principal executive offices)



                                 (402) 421-7300
              (Registrant's telephone number, including area code)


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    ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

       Effective November 12, 1999, Nebraska Book Company, Inc. (the "Company"), a wholly-owned subsidiary of NBC Acquisition Corp. ("NBC"), acquired certain assets and liabilities of Michigan College Book Company, Inc. and Ned's Berkeley Book Company, Inc. (collectively referred to as "Ned's Bookstores"), an independent college bookstore operation owned by Ned and Fred Shure and Jack Barenfanger with 11 retail bookstores located in Michigan and California. The gross purchase price, including the assumption of liabilities, is estimated to be $10.4 million. The net purchase price, which reflects average net working capital, is estimated to be $9.8 million. The purchase price was determined based upon arms length negotiations between the Company and Ned's Bookstores. The Company will account for this acquisition under the purchase method of accounting.

        The acquisition of Ned's Bookstores was originally funded by available cash. The Company anticipates that approximately $4.0 million of the purchase price will ultimately be funded by proceeds from the issuance of additional shares of NBC's Class A common stock to certain shareholders, including HWH Capital Partners, L.P and members of senior management.


    ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Financial Statements of Businesses Acquired

               Audited financial statements of Ned's Bookstores as of and for the nine months ended September 30, 1999 have not been included herein and shall be filed by amendment by no later than January 18, 2000.

     (b)  Pro Forma Financial Information

               Unaudited pro forma financial information as of and for the six months ended September 30, 1999 and year ended March 31, 1999 has not been included herein and shall be filed by amendment by no later than January 18, 2000.

     (c)  Exhibits

          2.1 Agreement of Sale, dated as of September 30, 1999 between and among Nebraska Book Company, Inc. , Michigan College Book Company, Inc., Ned's Berkeley Book Company, Inc., Ned Shure, Fred Shure, and Jack Barenfanger


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     Pursuant to the  requirements  of the Securities  Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized in the City of Lincoln, Nebraska, on November 12, 1999.


                      NEBRASKA BOOK COMPANY, INC.



                      /s/  Mark W. Oppegard
                      -------------------------
                      Mark W. Oppegard
                      President, Chief Executive Officer and Director



                      /s/  Alan G. Siemek
                      -------------------------
                      Alan G. Siemek
                      Treasurer, Chief Financial Officer and Assistant Secretary



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